EXHIBIT 99

                                AMP INCORPORATED
                          1997 STOCK AWARD PLAN FOR THE
                      GLOBAL AMP MARKETING AND SALES FORCE

1.   Purpose.
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     The purpose of this 1997 Stock Award Plan for the Global AMP Marketing and
Sales Force (the "Plan") is to promote the success of AMP Incorporated and its subsidiaries (the "Company") by providing selected employees of the Company with incentives to demonstrate outstanding sales and marketing performance on behalf of the Company. The Plan is further intended to assist the Company in attracting and retaining sales and marketing employees of outstanding experience and ability. The Plan seeks to promote the Company's long-term success by achieving the Company's strategic revenue goals while at the same time encouraging the participants in the Plan to acquire a proprietary interest in the Common Stock of the Company.

2.   Term.
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     The Plan shall be effective January 1, 1997. The Plan shall not have an expiration date except as otherwise determined by the Company, in its sole discretion, but it is anticipated that the Plan will cover performance through the end of fiscal year 1997 and, at the Company's election, for subsequent incentive programs covering various annual or semi-annual periods thereafter as designated from time to time by the Company. In no event will any shares of Company stock be issued under the Plan after January 1, 2007. The Company shall not be under any obligation at any time to offer participation to any person, to make any award, or to continue the Plan in its present form. Any change in the Plan shall be prospective only, and any awards payable under the Plan at the time of any change shall continue to be an obligation of the Company, subject to the terms of the Plan; provided, however, that the Company may interpret and apply the Plan in its discretion as set forth in Paragraph 3.

3.   Administration.
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     Each incentive program established under the Plan shall be administered by a committee consisting of at least one program manager appointed by the Company (the "Committee"). The Committee shall have full, exclusive and final authority in its discretion to interpret the Plan and to decide all questions of fact arising in the operation and administration of the Plan, in keeping with the objectives of the Plan, and the Committee's interpretations and decisions shall in all respects be final, conclusive and binding. The Committee shall also have the full, exclusive and final authority to select participants in the Plan, and to establish terms and conditions of their participation, subject to the terms of the Plan. The Committee shall have full, exclusive and final authority to promulgate such rules and regulations as it may consider advisable for the administration of the Plan. No member of the Committee shall be personally liable for any action taken or any determination made in respect of the Plan to the extent that such action or determination was taken or made in good faith.

4.   Eligibility.
     ------------
     Only such employees of the Company who have been designated for participation by the Committee shall be eligible to participate in the Plan. Inclusion in the Plan shall not dictate the particular terms of any award under the Plan except as set forth in the Plan itself or in an incentive program adopted pursuant to the terms of the Plan, nor shall it convey any right to any future award except as the Committee shall determine, in its sole discretion. Subject to modification by the Committee, the employees who are eligible to participate are those who are employed by business units of the Company based anywhere in the world and who are directly responsible for sales and marketing, including employees in the following categories and any equivalent categories hereafter established by the Company:

     * Senior sales engineers and representatives; * Sales engineers and representatives; * Product specialists and product managers; * Senior account executives and account executives;
     * Senior regional product managers and regional product managers; * Senior district sales managers and district sales managers; * Senior district business managers and district business managers; * Telephone sales managers and representatives.

     Eligibility for each incentive program under the Plan is dependent upon the employee's having been assigned a sales territory or sales responsibility as of the first day of the respective incentive program, and does not extend to third party sales representatives and other independent contractors.

5.   Awards Payable Under the Plan.
     ------------------------------
A. Each participant hereunder shall have a right to receive, subject to the terms and conditions of the Plan, an award payable in shares of Common Stock of the Company based upon the performance of the participant during specific Performance Periods (as defined below) covered by the incentive programs. Performance shall be measured on the basis of increased sales of products as identified or determined by the Committee (the "Products") and subject to such exceptions or modifications as the Committee may determine. Each award shall be based on performance for a particular annual or six-month term under the applicable incentive program (the "Performance Period"), the first of which shall begin on January 1, 1997 and end on the date that corresponds to the annual or six-month term designated by the Committee. Any further Performance Periods, and the terms of any awards for those periods, shall be set by the Committee in its sole discretion and consistent with the provisions of this Plan.

B. Whether an award will be made to a participant, and the amount of any award, will be based on the increase in sales of Products by (or attributed to) the participant. The amount to be paid to the participant shall be a percentage of the participant's Increase in Applicable Billings (as defined below), as determined under the following schedule, but in no event shall the award exceed a maximum payment of $4,000 per 6-month Performance Period and $6,000 per year:

                                       Award Percentage
                                      (up to a maximum of
                 Increase in          $4,000 per 6-month
             Applicable Billings    Performance Period and
                                       $6,000 per year)

                0 - 10.0%                   0.5%
                10.1 - 20%                  1.0%
                20.1 - 30%                  1.5%
                30.1 - 40%                  3.0%
                40.1 and above              5.0%

     The amount of any award will be determined (subject to the $4,000 per 6-month limit and the $6,000 annual limit) by multiplying the amount of Increase in Applicable Billings that falls within each 10% "Increase in Applicable Billings" tier of the table given above by the percentage assigned to that tier, and not by multiplying the total amount of Increase in Applicable Billings by the highest percentage that applies to any portion of the increase.

     For purposes of this Paragraph, "Increase in Applicable Billings" means the amount, if any, by which the net billings attributed to a participant for the Performance Period exceeds the net billings attributed to that participant for the immediately preceding period of equal duration, or such other prior period as the Committee shall designate in advance.

     C. In the case of any participant who was not described in one or more of the categories set forth in Paragraph 4 for the entire period of equal duration immediately preceding the Performance Period, the amount payable will be determined on the basis of new sales by that participant under the following schedule:

          New Sales          Incremental
        (in thousands)      Award $ Value        Award Total

           $25 - 50              $125                $125
          $51 - 100              $250                $375
          $101 - 250             $625               $1,000
          $251 - 500            $1,625              $2,625
             $501+               $3,375        maximum of $4,000
                                               per 6-month
                                               Performance Period
                                               and $6,000 per year

     D. In the case of any participant who is not in one or more of the categories set forth in Paragraph 4 for the entire Performance Period other than by reason of a termination of employment as covered in Paragraph 6, the participant shall be entitled to a ratable portion of the payment to which the participant would have been entitled had the participant been in one or more of such categories for the entire Performance Period. The amount of such payment shall be determined by the Committee following the close of the Performance Period to which the award relates on the basis of 1) the Increase in Applicable Billings during the entire Performance Period, and 2) the portion of the Performance Period during which the participant was an employee, except as otherwise provided by the Company under the terms of the incentive program.

6.   Termination of Employment During Performance Period.
     ----------------------------------------------------
A. Each participant shall be entitled to payment for an award only if the participant is an employee of the Company on the last day of the Performance Period to which the award relates, except as further set forth herein or by the terms of the incentive program.

B. If the participant's employment is terminated by the Company other than for Cause (as defined herein) prior to completion of the Performance Period to which an award relates, the participant shall be entitled to a ratable portion of the payment to which the participant would have been entitled had the participant been an employee on the last day of the Performance Period. The amount of such payment shall be determined by the Committee following the close of the Performance Period to which the award relates on the basis of 1) the Increase in Applicable Billings during the entire Performance Period, and 2) the portion of the Performance Period during which the participant was an employee, except as otherwise provided by the Company under the terms of the incentive program. For purposes of this Plan, "Cause" shall mean the participant's commission of any act that the Committee determines to be materially damaging to the reputation of the Company, monetarily or otherwise, or the participant's failure to perform his or her employment obligations.

C. If any participant's employment is terminated by the Company for Cause, or by the participant (except by reason of retirement, death or disability), prior to the completion of the Performance Period to which an award to that participant relates, the participant shall not be entitled to any payment with respect to such award except as provided by the Committee under the terms of the incentive program, and the participant's rights with respect to the award otherwise shall be forfeited.

D. If a participant's employment terminates by reason of the participant's retirement, death or disability (as determined by the Committee) prior to the completion of the Performance Period to which an award to that participant relates, the Company shall make a payment to or on behalf of the participant based upon the performance by the participant as if the Performance Period to which the award relates ended on the date of retirement, death or disability, as determined by the Committee.

7.   Payment.
     --------
     Except as otherwise provided by any agreement between the Committee and a participant, the Company shall pay the participant an award for each Performance Period, in the amount determined under Paragraph 5, in shares of Common Stock of the Company having a value equal to the award. This payment shall be made within 3 months following the close of the Performance Period to which the award relates. For purposes of determining the number of shares to be distributed to the participant, the value of the Company's shares of Common Stock shall be the closing price of such shares for the day as of which payment is calculated, as reported by the New York Stock Exchange Composite Tape. Except as otherwise provided by the Committee, no participant may elect to defer payment of any award. Each award of Common Stock shall be paid in increments of 10 shares of Common Stock. The recipient shall elect either to pay to the Company a sufficient amount of money to round the stock award up to the next highest increment of 10, or to receive in cash the dollar equivalent of the number of shares in the award that are in excess of an increment of 10. In the discretion of the Committee, each stock award may be increased by a cash amount to defray a portion of the Federal, state and foreign income taxes required to be withheld from both the participant's award and said cash amount. If the Committee decides to grant such a cash amount, it will be determined by applying a percentage, as designated by the Committee with respect to each incentive program, to the value of the stock award.

8.   Non-Transferability.
     --------------------
     Prior to its settlement in the form of Common Stock, no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same, whether voluntary, involuntary or by operation of law, shall be void except by will or by the laws of descent and distribution or by such other means as the Committee may approve from time to time. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any participant under the Plan should become bankrupt or attempt to anticipant, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan, then such right or benefit shall, in the sole discretion of the Committee, cease and determine, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the participant, participant's spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may determine, in its sole discretion.

     In addition to the restrictions described in Paragraph 9 below, the Committee may impose such restrictions on the transferability and resale of the shares of Common Stock issued pursuant to an award as it deems appropriate. Any such restrictions shall be set forth in the terms and conditions of the incentive program and may be referred to in legends contained on the certificates evidencing such shares.

9.   Restrictions on Securities.
     ---------------------------
A. All shares of Company stock issued under the Plan shall be subject to such limitations and restrictions as are imposed by any securities law, or by the Company for the purpose of complying with any such law.

B. Each recipient of one or more stock awards under this Plan shall be restricted from transferring the Common Stock received in any such award for a period of one (1) year after each such award is received by the participant. For purposes of this provision, "transferring" means any act or failure to act that results in any change of ownership of the Common Stock, including without limitation sale, assignment, exchange, gift or grant; it does not, however, include a mere temporary change of possession such as a loan, pledge or hypothecation, which under the terms of the Plan may, with the prior written approval of the Committee, occur with respect to the Common Stock awarded under the Plan.

C. All shares of Common Stock issued under the Plan shall be forfeited and promptly returned to the Company, whether or not upon the Company's demand, without further consideration if, within one (1) year following a participant's receipt of a stock award under this Plan, either i) the recipient voluntarily terminates employment with the Company or such employment is terminated by the Company for cause, or ii) the recipient engages in or performs, whether full time or part time, any services as an employee, independent contractor, consultant, advisor or otherwise for a competing business.

     For purposes of this Paragraph 9, a transfer of employment from AMP Incorporated to a subsidiary of AMP Incorporated or vice versa, a transfer of employment from one subsidiary of AMP Incorporated to another such subsidiary, the death or disability of the recipient, and, if the Company so determines in its sole discretion, the continuation of services for the Company as an independent contractor, consultant or otherwise, shall not be treated as a termination of employment.

     For purposes of this Paragraph 9, "competing business" shall mean, as applied to a particular period of time, a business that at such time is engaged in the manufacture, sale or other disposition of a product or products that are in competition with a product or products of the Company.

     Because of the possible forfeiture of the Common Stock during the 1-year period following its award under the Plan, stock certificates evidencing such stock awards shall be retained by the Company for safekeeping until the 1-year period expires, the shares of Common Stock are forfeited as provided for under the terms of the Plan, or the recipient requests temporary possession of the certificate for purposes of collateral for a loan, pledge or hypothecation, subject to such further conditions as the Company may impose.

D. In view of the foregoing restrictions, the stock certificate(s) evidencing the Common Stock awarded under the Plan shall bear the following legend:

          "The shares of Common Stock represented by this certificate are, under the terms of a 1997 Stock Award Plan for the Global AMP Marketing and Sales Force, restricted from being transferred for a period of one (1) year after the issuance of these shares to the owner and subject to forfeiture in the event that, during said 1-year period, the owner either terminates employment with AMP Incorporated voluntarily or for cause or engages in or performs any full-time or part-time services as an employee, independent contractor, consultant, advisor or otherwise for a business that is engaged in the manufacture, sale or other disposition of a product or products that are in competition with a product or products of AMP Incorporated. Provided the applicable securities laws are complied with, these shares may be loaned, pledged or hypothecated during the restricted period. A copy of the restriction can be obtained by the holder of this certificate upon request addressed to the General Legal Counsel of AMP Incorporated, Harrisburg, PA."

     At the end of the restricted period, the Company agrees to promptly issue, in exchange for the legended certificate(s) for the Common Stock, unlegended certificate(s) upon written request by the holder of the certificate(s).

10.  Additional Agreements.
     ----------------------
     In the discretion of the Committee, incentive programs may be evidenced by written agreements that set forth the terms and conditions of awards and that supplement the terms of this Plan.

11.  Amendment and Termination.
     --------------------------
     The Plan may be amended by the Company in such manner as may be necessary to better achieve the purposes of the Plan. The Company reserves to itself the authority to terminate the Plan, in its sole discretion, at any time irrespective of whether any awards remain outstanding; provided, however, that no amendment or termination of the Plan shall adversely affect the rights granted under a previously announced incentive program without the consent of the applicable participant.

     If the Company is involved in an acquisition, merger or consolidation, or effects a spin-off, the Company or its successor shall have the authority to make appropriate adjustments to outstanding and future awards. It is the intention of the Company that awards under the Plan will not be reduced or offset by awards that the Company may make or assume under other plans for the benefit of employees of other entities involved in any such transaction.

12.  Tax Withholding.
     ----------------
     The Company shall have the right to deduct from the settlement of an award a sufficient amount of money to cover withholding of any Federal, state, local or foreign taxes required by law to be withheld or to take such other action as may be necessary to satisfy any such withholding obligation. Withholding requirements may be satisfied as provided in Paragraph 7 above if so determined in the discretion of the Committee, or otherwise by cash payments by the recipient, by the withholding of a portion of the award to be made, or by the withholding from any other payment to be made by the Company to the recipient.

13.  Other Arrangements.
     -------------------
     Unless otherwise expressly provided by the Committee in connection with an award or as a matter of law, the payment of an award shall not be deemed to be a part of the recipient's regular, recurring compensation for purposes of calculating payments or benefits under any benefit plan, severance program or severance pay law. In addition, the Company may adopt such other compensation programs, plans and arrangements as it deems appropriate.

14.  Unfunded Plan.
     --------------
     The Plan shall be unfunded for tax purposes, and any amount due under the Plan shall represent an unfunded promise by the Company. The Company shall not be required to establish or set aside any special or separate fund or to segregate any of its assets to assure the payment with respect to any award. The grant of an award shall confer on the recipient no rights greater than the rights of an unsecured general creditor of the Company.

15.  Rights of a Shareholder.
     ------------------------
     The recipient of any award under the Plan shall not be, nor have any of the rights of, a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued to such participant. After certificates for shares of Common Stock are issued in connection with awards under this Plan, the recipient shall have all rights of a shareholder with respect thereto subject, however, to the restrictions set forth in Paragraph 9 above.

16.  Rights to Terminate Employment.
     -------------------------------
     Nothing in the Plan or in any written agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of such participant for any reason whatsoever, with or without good cause.

17.  Management, Accounting and Financial Decisions.
     -----------------------------------------------
     Nothing in this Plan shall affect the authority of the management of the Company to make management, business, accounting and financial decisions concerning the Company.

18.  Non-Uniform Determinations.
     ---------------------------
     The Committee's determinations under the Plan or under any incentive program pursuant to the Plan (including without limitation determinations of the persons to participate in incentive programs under the Plan and the terms and provisions of the incentive programs and of written agreements, if any, evidencing same) need not be uniform and may be made by the Committee selectively among persons who participate in incentive programs or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

19.  Governing Law.
     --------------
     The validity, construction and effect of the Plan, and any actions taken with respect to the Plan, shall be determined in accordance with the laws of Commonwealth of Pennsylvania and applicable Federal law.